EXHIBIT 4.5


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                    PREFERRED SECURITIES GUARANTEE AGREEMENT

                        FBL FINANCIAL GROUP CAPITAL TRUST

                            Dated as of May 30, 1997
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                                TABLE OF CONTENTS

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

Section 1.1  Definitions and Interpretation

                                   ARTICLE II
                                    GUARANTEE

SECTION 2.1   Guarantee
SECTION 2.2   Waiver of Notice and Demand
SECTION 2.3   Obligations Not Affected
SECTION 2.4   Rights of Holders
SECTION 2.5   Guarantee of Payment
SECTION 2.6   Subrogation
SECTION 2.7   Independent Obligations

                                   ARTICLE III

                    LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 3.1   Limitation of Transactions
SECTION 3.2   Ranking

                                   ARTICLE IV

                                   TERMINATION

SECTION 4.1   Termination

                                    ARTICLE V

                                  MISCELLANEOUS

SECTION 5.1 Successors and Assigns
SECTION 5.2 Amendments
SECTION 5.3 Notices
SECTION 5.4 Benefit
SECTION 5.5 Execution in Counterparts
SECTION 5.6 Governing Law



                    PREFERRED SECURITIES GUARANTEE AGREEMENT


         This GUARANTEE AGREEMENT (the "Preferred Securities Guarantee"), dated as of May 30, 1997, is executed and delivered by FBL Financial Group, Inc., an Iowa corporation (the "Guarantor"), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of FBL Financial Group Capital Trust, a Delaware statutory business trust (the "Issuer").

         WHEREAS, pursuant to the Declaration (as defined herein), the Issuer is issuing on the date hereof 97,000 Preferred Securities, having an aggregate liquidation amount of $97,000,000, such Preferred securities being designated the 5% Preferred Securities (the "Preferred Securities").

         WHEREAS, as incentive for the Holders to purchase the Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Preferred Securities Guarantee, to pay to the Holders the Guarantee Payments (as defined herein).

         NOW, THEREFORE, in consideration of the purchase by each Holder, which purchase the Guarantor hereby acknowledges shall benefit the Guarantor, the Guarantor executes and delivers this Preferred Securities Guarantee for the benefit of the Holders.


                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions and Interpretation.

         In this Preferred Securities Guarantee, unless the context otherwise requires:

         (a) Capitalized terms used in this Preferred Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

         (b) terms defined in the Declaration as at the date of execution of this Preferred Securities Guarantee have the same meaning when used in this Preferred Securities Guarantee unless otherwise defined in this Preferred Securities Guarantee;

         (c) a term defined anywhere in this Preferred Securities Guarantee has the same meaning throughout;

         (d) all references to "the Preferred Securities Guarantee" or "this Preferred Securities Guarantee" are to this Preferred Securities Guarantee as modified, supplemented or amended from time to time;

         (e) all references in this Preferred Securities Guarantee to Articles and Sections are to Articles and Sections of this Preferred Securities Guarantee, unless otherwise specified;

         (f) a reference to the singular includes the plural and vice versa.

         "AFFILIATE" has the same meaning as given to that term in Rule 405 under the Securities Act of 1933, as amended, or any successor rule thereunder.

         "DECLARATION" means the Declaration of Trust, dated as of May 30, 1997, as amended, modified or supplemented from time to time, among the trustees, the Issuer, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer.

         "GUARANTEE PAYMENTS" means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by the Issuer: (i) any accumulated and unpaid Distributions (as defined in the Declaration) that are required to be paid on such Preferred Securities to the extent the Issuer has funds legally available therefor at such time, (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption (the "Redemption Price") to the extent the Issuer has funds legally available therefor at such time, with respect to any Preferred Securities called for redemption by the Issuer, and (iii) upon a voluntary or involuntary termination and liquidation of the Issuer (other than in connection with the distribution of Notes to the Holders in exchange for Preferred Securities as provided in the Declaration), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid Distributions on the Preferred Securities to the date of payment, to the extent the Issuer has funds legally available therefor, and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution").

         "HOLDER" shall mean any holder, as registered on the books and records of the Issuer, of any Preferred Securities; provided, however, that, in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor.

         "MAJORITY IN LIQUIDATION AMOUNT OF THE PREFERRED SECURITIES" means, a vote by the Holder(s) of more than 50% of the aggregate liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accumulated and unpaid Distributions to the date upon which the voting percentages are determined) of all Preferred Securities. In determining whether the Holders of the requisite amount of Preferred Securities have voted, Preferred Securities which are owned by the Guarantor on the Preferred Securities shall be disregarded for the purpose of any such determination.

         "NOTE" means the Note dated as of May 30, 1997, in the principal amount of $100,000,000 and any Note or Notes supplemental thereto pursuant to which the Notes are to be issued to the Administrative Trustees (as defined in the Declaration) of the Issuer.

         "NOTE AGREEMENT" means the Subordinated Deferrable Interest Note Agreement dated as of May 30, 1997 pursuant to which the Notes are issued by the Guarantor to the Trust (as defined in the Declaration).

         "NOTES" means the subordinated deferrable interest notes to be issued by the Guarantor designated the 5% Subordinated Deferrable Interest Notes due June 30, 2047 held by the Trust (as defined in the Declaration) of the Issuer.

         "PERSON" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.


                                   ARTICLE II

                                    GUARANTEE

SECTION 2.1 Guarantee.

         The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert other than the defense of payment. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

SECTION 2.2 Waiver of Notice and Demand.

         The Guarantor hereby waives notice of acceptance of this Preferred Securities Guarantee and of presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands. Notwithstanding anything to the contrary herein, the Guarantor retains all of its rights under the Note Agreement to extend the interest payment period on the Notes (in accordance with the terms of the Note Agreement) and the Guarantor shall not be obligated hereunder to make any Guarantee Payments during any Extended Interest Payment Period (as defined in the Note Agreement) with respect to the Distributions (as defined in the Declaration) on the Preferred Securities.

SECTION 2.3 Obligations Not Affected.

         Except as otherwise provided herein, the obligations, covenants, agreements and duties of the Guarantor under this Preferred Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) The release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

         (b) The extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sums payable that results from the extension of any interest payment period on the Notes permitted by the Note Agreement);

         (c) Any failure, omission, delay or lack of diligence on the part of the Administrative Trustees (as defined in the Declaration) or the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Administrative Trustees (as defined in the Declaration) or the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

         (d) The voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

         (e) Any invalidity of, or defect or deficiency in, the Preferred Securities;

         (f) The settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

         (g) Any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 1.3 that the obligations of the Guarantor with respect to the Guarantee Payments shall be absolute and unconditional under any and all circumstances.

         There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

         No setoff, counterclaim, reduction or diminution of any obligation, or any defense of any kind or nature that the Guarantor has or may have against any Holder shall be available hereunder to the Guarantor against such Holder to reduce the payments to it under this Preferred Securities Guarantee.


SECTION 2.4 Rights of Holders.

         (a) The Holders of a Majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders in respect of this Preferred Securities Guarantee.

         (b) Any Holder may, to the extent permitted under applicable law, institute a legal proceeding directly against the Guarantor to enforce the Holder's rights under this Preferred Securities Guarantee, without first instituting a legal proceeding against the Issuer, or any other person or entity. If the Guarantor has failed to make a Guarantee Payment, a Holder may directly institute a proceeding against the Guarantor for enforcement of this Preferred Securities Guarantee for such payment to the Holder, and the amount of the payment will be based on the Holder's pro rata share of the amount due and owing on all of the Preferred Securities. The Guarantor hereby waives any right or remedy to require that any action on this Preferred Securities Guarantee be brought first against the Issuer or any other person or entity before proceeding directly against the Guarantor.

SECTION 2.5 Guarantee of Payment.

         This Preferred Securities Guarantee creates a guarantee of payment and not of collection.

SECTION 2.6 Subrogation.

         The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Preferred Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Preferred Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Preferred Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 2.7 Independent Obligations.

         The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 1.3 hereof.



                                   ARTICLE III

                    LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 3.1 Limitation of Transactions.

         So long as any Preferred Securities remain outstanding, the Guarantor shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Guarantor's stock (which includes Class A Common Stock, Class B Common Stock and preferred stock), (ii) make any payment of principal, interest, or premium, if any, on or repay, repurchase or redeem any debt securities of the Guarantor that rank pari passu with or junior in right of payment to the Notes or (iii) make any guarantee payments with respect to any guarantee by the Guarantor of any securities of any subsidiary of the Guarantor if such guarantee ranks pari passu with or junior in right of payment to the Notes (other than (a) dividends or distributions in shares of or options, warrants or rights to subscribe for or purchase shares of, common stock of the Guarantor, (b) any declaration of a dividend in connection with the implementation of a stockholder's rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under this Preferred Securities Guarantee, (d) as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of preferred stock following, a reclassification of the Guarantor's preferred stock or the exchange or conversion of one class or series of the Guarantor's preferred stock for another class or series of the Guarantor's preferred stock or pursuant to an acquisition in which fractional shares of the Guarantor's preferred stock would otherwise be issued, (e) the purchase of fractional interests in shares of the Guarantor's preferred stock pursuant to the conversion or exchange provisions of such Preferred stock or the security being converted or exchanged, and (f) purchases of common stock related to the issuance of common stock or rights under any benefit plan for directors, officers, agents or employees of the Guarantor or its Affiliates or Subsidiaries or any of the Guarantor's dividend reinvestment or director, officer, agent or employee stock purchase plans), if at such time (i) an Event of Default (as defined in the Note Agreement) shall have occurred and be continuing, or would occur upon the taking of any action specified in clauses (i) through (iii) above, (ii) there shall have occurred any event of which the Guarantor has actual knowledge that (a) is, or with the giving of notice or the lapse of time, or both, would be an Event of Default (as defined in the Note Agreement) and (b) in respect of which the Guarantor shall not have taken reasonable steps to cure, (iii) the Guarantor shall be in default with respect to its payment of any obligations under this Preferred Securities Guarantee or (iv) the Guarantor shall have given notice of its election of the exercise of its right to extend the interest payment period pursuant to Section
14.01 of the Note Agreement and any such extension shall be continuing.

SECTION 3.2 Ranking.

         This Preferred Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Note Agreement), to the same extent and in the same manner that the Notes are subordinated to Senior Indebtedness pursuant to the Note Agreement, it being understood that the terms of Article XIII of the Note Agreementshall apply to the obligations of the Guarantor under this Preferred Securities Guarantee as if (x) such Article XIII were set forth herein in full and (y) such obligations were substituted for the term "Notes" appearing in such Article XV, (ii) Subordinate and junior in right of payment to all other liabilities of the Guarantor, except those liabilities of the Guarantor made pari passu or subordinate by their terms, (iii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and any guarantee now or hereafter entered into by the Guarantor in respect of any preferred stock of any Affiliate of the Guarantor, and (iv) senior to the Guarantor's common stock.


                                   ARTICLE IV

                                   TERMINATION

SECTION 4.1 Termination.

         This Preferred Securities Guarantee shall terminate upon full payment of the Redemption Price of all Preferred Securities, or upon liquidation of the Issuer, the full payment of the amounts payable in accordance with the Declaration or the distribution of the Notes to the Holders of all of the Preferred Securities. Notwithstanding the foregoing, this Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Preferred Securities or under this Preferred Securities Guarantee.


                                    ARTICLE V

                                  MISCELLANEOUS

SECTION 5.1 Successors and Assigns.

         All guarantees and agreements contained in this Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders then outstanding.

SECTION 5.2 Amendments.

         Except with respect to any changes that do not materially adversely affect the rights of Holders (in which case no consent of Holders will be required), this Preferred Securities Guarantee may only be amended with the prior approval of the Holders of a Majority in liquidation amount of the Preferred Securities. The provisions of the Declaration with respect to consents to amendments thereof (whether at a meeting or otherwise) shall apply to the giving of such approval.

SECTION 5.3   Notices.

         All notices provided for in this Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

         (a) If given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Preferred Securities):

         FBL Financial Group, Inc.
         5400 University Avenue
         West Des Moines, Iowa 50266
         Attention: Chief Executive Officer

         (b) If given to any Holder of Preferred Securities, at the address set forth on the books and records of the Issuer.

         (d) If given to the Issuer, in care of the Administrative Trustees at the Issuer's mailing address set forth below (or such other address as the Issuer may give notice of to the Holders):

         FBL Financial Group Capital Trust
         c/o FBL Financial Group, Inc.
         5400 University Avenue
         West Des Moines, Iowa 50266
         Attn:  Stephen M. Morain, Thomas R. Gibson and Richard D. Harris

         All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 5.4 Benefit.

         This Preferred Securities Guarantee is solely for the benefit of the Holders of the Preferred Securities and is not separately transferable from the Preferred Securities.

SECTION 5.5 Execution in Counterparts.

         This Preferred Securities Guarantee may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall constitute but one and the same instrument.

SECTION 5.6 Governing Law.

         This Preferred Securities Guarantee shall be governed by, and construed and interpreted in accordance with, the laws of the state of Iowa, without regard to conflicts of law principles thereof.

         IN WITNESS WHEREOF, this Preferred Securities Guarantee is executed as of the day and year first above written.

FBL FINANCIAL GROUP, INC. AS GUARANTOR


By: /s/ William J. Oddy
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Name: William J. Oddy
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Title: Chief Operating Officer
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